electroCore Announces Listing Transfer to the Nasdaq Capital Market

ROCKAWAY, N.J., June 23, 2022 (GLOBE NEWSWIRE) -- electroCore, Inc. (the “Company”) (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced that it has received approval from the Nasdaq Stock Market (“Nasdaq”) to transfer the listing of its common stock from the Nasdaq Global Select Market to the Nasdaq Capital Market. The Company's common stock will continue to be traded under the symbol "ECOR" and trading of its common stock will be unaffected by this transfer. This transfer will be effective as of the opening of business on June 23, 2022.

As previously disclosed, on December 20, 2021, the Company received a letter from Nasdaq notifying the Company of its noncompliance with Nasdaq Listing Rule 5450(a)(1) (the “Rule”) by failing to maintain a minimum closing bid price for its common stock on the Nasdaq Global Select Market of at least $1.00 per share for 30 consecutive business days. The Company was given a period of 180 calendar days, or until June 20, 2022, to regain compliance with the minimum closing bid price requirement. In response to not achieving the minimum closing bid price, the Company submitted an application to transfer its listing from the Nasdaq Global Select Market to the Nasdaq Capital Market.

In connection with the transfer, Nasdaq granted the Company a second period of 180 calendar days, or until December 19, 2022, to regain compliance with the minimum closing bid price requirement for continued listing by achieving a closing bid price on Nasdaq of at least $1.00 per share for 10 consecutive business days. Nasdaq granted the additional 180-day compliance period as the Company continues to meet the listing requirements of the Nasdaq Capital Market with the exception of the minimum closing bid price requirement.

The Company intends to continue to actively monitor its compliance with the minimum closing bid price requirement and, as appropriate, will consider available options to resolve any deficiencies and regain compliance.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its non-invasive vagus nerve stimulation therapy platform, initially focused on the treatment of multiple conditions in neurology. The Company's current indications are the preventive treatment of cluster headache and migraine, the acute treatment of migraine and episodic cluster headache, the acute and preventive treatment of migraines in adolescents, and paroxysmal hemicrania and hemicrania continua in adults.

For more information, visit www.electrocore.com.

Forward-Looking Statements

This press release and other written and oral statements made by representatives of electroCore may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore's business prospects and clinical and product development plans; its pipeline or potential markets for its technologies; the timing, outcome and impact of regulatory, clinical and commercial developments; the Company’s business prospects, the continued listing of the Company’s common stock on the Nasdaq Capital Market, and other statements that are not historical in nature, particularly those that utilize terminology such as "anticipates," "will," "expects," "believes," "intends," other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, the potential impact and effects of COVID-19 on the business of electroCore, electroCore’s results of operations and financial performance, and any measures electroCore has and may take in response to COVID-19 and any expectations electroCore may have with respect thereto, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents electroCore files with the SEC available at www.sec.gov.

Contact:

Rich Cockrell

CG Capital

404-736-3838

ecor@cg.capital